Exhibit 2.1
Execution Version
ASSET PURCHASE AGREEMENT
BY AND AMONG
SHANE HUNTER, LLC,
SHANE HUNTER, INC.
AND
HAMPSHIRE GROUP, LIMITED
DATED AS OF APRIL 15, 2008

TABLE OF CONTENTS
(continued)

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of April 15, 2008 (this “Agreement”), by and among Shane Hunter, LLC, a California limited liability company (“Buyer”), Shane Hunter, Inc., a Delaware corporation (“Seller”) and Hampshire Group, Limited, a Delaware corporation (“Hampshire,” and together with Seller, the “Selling Parties”).
     WHEREAS, Seller is engaged in the business of designing, sourcing, marketing and selling apparel products to, among others, Target Corporation and Wal-Mart Stores Inc. (the “Business”);
     WHEREAS, Hampshire is sole shareholder of Seller; and
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, certain of the assets of Seller related to the Business, together with certain obligations and liabilities relating thereto, on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
     Section 1.1 Purchase and Sale of Assets.
     (a) Acquired Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and effective as of the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all of the following assets of Seller (collectively, the “Assets”):
     (i) all goodwill of the Business as a going concern;
     (ii) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) (including amendments and supplements, modifications, and side letters or agreements) (the “Business Contracts”), identified in Section 1.1(a)(ii) of the written statement delivered to Buyer by Seller herewith and dated as of the date hereof (the “Seller Disclosure Schedule”);
     (iii) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials and similar materials primarily related to the Assets or those employees of Seller who become Transferred Employees;

     (iv) all rights, title and interests in and to the Los Angeles Lease, including Seller’s right to any improvements, fixtures, fittings thereon and appurtenances thereto;
     (v) all rights to all telephone numbers related to the Business and the rights to the name “Shane Hunter” and the corporate name “Shane Hunter, Inc.”;
     (vi) all intangible assets related to the Business, including the Business Intellectual Property;
     (vii) all deposits (including security deposits) and prepaid expenses as set forth on Section 1.1(a)(vii) of the Seller Disclosure Schedule;
     (viii) all raw materials, components, fabric, trim, work-in-progress, finished products, inventory (other than inventory that have been billed and are being held for customers’ accounts), inventory in-transit, pre-paid deposits for inventory, packaging materials, samples and other accessories related thereto, related to the Business, wherever located;
     (ix) all furnishings, furniture, fixtures, equipment, tools, machinery, art work, office and other supplies, spare parts and other tangible personal property located at Seller’s Los Angeles facility covered by the Los Angeles Lease (other than vehicles) as set forth on Section 1.1(a)(ix) of the Seller Disclosure Schedule;
     (x) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors related to the Assets;
     (xi) all vendor numbers related to the Business;
     (xii) all sales orders related to the Business as set forth on Section 1.3(a) of the Seller Disclosure Schedule except for sales orders for any portion of inventory included in the calculation of Inventory Value for the purposes of the Estimated Inventory Value Statement that are not included in the calculation of Inventory Value in the Final Closing Statement; and
     (xiii) the Business’ enterprise resource planning (the “ERP”) software and associated data, to the extent transferable by the Selling Parties.
     Section 1.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller any receivables, cash and other assets of Seller not specifically set forth in the definition of Assets above (the “Excluded Assets”).
     Section 1.3 Assumption of Liabilities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and effective as of the Closing, Buyer shall assume, and agree to pay, perform and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):
     (a) The obligations under purchase orders and sales orders relating to the Business either actually known to Michael H. Thaler or set forth on Section 1.3(a) of the Seller Disclosure Schedule, except for any liabilities arising out of (A) the failure of Seller or any of its affiliates to comply with the terms of any such orders during the period prior to Closing; (B) indemnity obligations of Seller and its affiliates under orders arising primarily out of events occurring prior to the Closing; or (C) purchase orders for any portion of the inventory included in the calculation of Inventory Value which is included in the Purchase Price;
     (b) obligations under the Los Angeles Lease with respect to the period from and after the Closing;
     (c) the accrued vacation, sick pay and paid time off owing to the employees of Seller located in Seller’s Los Angeles facility covered by the Los Angeles Lease (the “LA Employees”) and located in Seller’s San Francisco facility (the “SF Employees”), in each case, who become Transferred Employees as set forth on Section 1.3(c) of the Seller Disclosure Schedule for each such Transferred Employee;
     (d) the obligations of Seller under the Business Contracts, but only to the extent such obligations arise from and after the Closing; and
     (e) any Liability of Buyer which relates to, or arises out of, directly or indirectly, the operation of the Business or Buyer’s use of the Assets from and after the Closing.
     Section 1.4 Excluded Liabilities.
     Except as expressly provided in Section 1.3, Buyer shall not assume or be liable for any other Liabilities of Seller or any other Person, whether or not relating to the Business (the “Excluded Liabilities”), including the following:
     (a) except as otherwise specifically provided herein, all Liabilities relating to Taxes attributable to or imposed upon Seller or any of its affiliates (or for which Seller or any of its affiliates may otherwise be liable) for any period (or portion thereof) ending on or prior to the Closing Date;
     (b) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 8.2;
     (c) any Liability relating to any Excluded Asset;
     (d) indebtedness, including amounts loaned or advanced by any lender, or loaned or advanced to Seller by Hampshire or any related party;
     (e) except expressly as set forth in Section 1.3 above, any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Assets prior to the Closing;
     (f) except expressly as set forth in Sections 1.3, 1.5(b) and 4.2(c), any Liability under or otherwise attributable to the Benefit Plans (as defined in Section 2.8(a)), including any Liability for benefits payable thereunder;

     (g) except as expressly set forth in Section 1.3, 1.5(b) and 4.2(c), any Liability for salary, commission, bonuses, expense reimbursement or other compensation earned by Deborah Ford, Jeff Pofsky or any other employee of Seller for periods prior to the Closing;
     (h) any Liabilities with respect to chargebacks, returns, allowances or promotional agreements entered into or regarding sales shipped by Seller prior to the Closing; and
     (i) except expressly as set forth in Sections 1.3 and 1.5(b), any Liability in any way attributable to the performance of services for Seller prior to the Closing by any employee, independent contractor or agent of Seller or any other individuals rendering services to Seller.
     Section 1.5 Purchase Price; Allocation.
     (a) Upon the terms and subject to the conditions set forth herein, in consideration for the aforesaid sale, assignment, transfer and conveyance of the Assets and the assumption of the Assumed Liabilities, Buyer shall deliver or cause to be delivered to Seller the Purchase Price.
     (b) For purposes of this Agreement, “Purchase Price” shall mean an amount equal to the sum of: (i) $386,218.41 (the “Non-Inventory Value”); (ii) the Inventory Value as of the open of business on the Closing Date and (iii) the accrued vacation, sick pay and paid time off owing, as of the Closing Date, to the LA Employees who do not become Transferred Employees at or following the Closing as a result of or arising out of the termination of the employment of such employees. The term “Inventory Value” for purposes of this Agreement means the value based on the actual landed cost of Seller’s raw materials, components, fabric, trim, work in progress, finished products, inventory, inventory in-transit, packaging materials, samples and other accessories related thereto and Seller’s pre-paid deposits for inventory on order, in each case determined in accordance with GAAP in effect on such date applied on a consistent basis.
     (c) The Purchase Price (plus the Assumed Liabilities assumed pursuant to Section 1.3 to the extent properly taken into account) will be allocated among the Assets and the restrictive covenant contained in Section 4.10 as set forth in Exhibit 1.5(c) attached hereto and in the manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).
     (d) Seller and Buyer shall (i) be bound by the allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the allocation; and (iii) take no position inconsistent with the allocation in any Tax Return, any proceeding before any taxing authority or otherwise unless required to do so pursuant to a determination as defined in Section 1313 of the Code or a similar provision of state or local Law. In the event that the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.
     Section 1.6 Payment of Purchase Price.
     (a) At or prior to the Closing, Seller shall prepare, in good faith, and deliver to Buyer a statement (the “Estimated Inventory Value Statement”) setting forth in reasonable detail the calculation of the estimated Inventory Value as of the open of business on the Closing Date. At the Closing, Buyer shall deliver or cause to be delivered to Seller the Closing Payment by wire transfer of immediately available federal funds to an account or accounts designated by Seller. The term “Closing Payment” shall mean an amount equal the sum of: (i) the Non-Inventory Value and (ii) 90% of the Inventory Value set forth on the Estimated Inventory Value Statement (the “Closing Inventory Payment”).
     (b) Within seven (7) days of the Closing, Buyer shall deliver or cause to be delivered to Seller, by wire transfer of immediately available federal funds to an account or accounts designated by Seller, an amount equal to the accrued vacation, sick pay and paid time off owing, as of the Closing Date, to the LA Employees who do not become Transferred Employees as a result of or arising out of the termination of the employment of such employees and actually paid to such employees by Seller.
     Section 1.7 Adjustments to Closing Payment.
     (a) As soon as practicable (but not later than 30 days) following the Closing, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail the calculation of the Inventory Value as of the open of business on the Closing Date. The Closing Statement shall be prepared in good faith.
     (b) After receipt of the Closing Statement, Seller shall have 30 days to review it. Seller and its representatives shall have full access to all relevant books and records and employees of Buyer in connection with its review of the Closing Statement. Unless Seller delivers written notice to Buyer on or prior to the 30th day after receipt of the Closing Statement of its disagreement as to any amount included in or omitted from the Closing Statement specifying in reasonable detail the basis for its disagreement, Seller shall be deemed to have accepted and agreed to the Closing Statement. If Seller so notifies Buyer of such an objection to the Closing Statement, Seller and Buyer shall within 30 days following the date of such notice (the “Resolution Period”) attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.
     (c) If at the conclusion of the Resolution Period there are amounts on the Closing Statement still remaining in dispute, then all such amounts remaining in dispute shall be submitted to a firm of independent public accountants reasonably acceptable to Buyer and Seller (the “Neutral Auditor”). Buyer and Seller agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those amounts on the Closing Statement still in dispute. The Neutral Auditor’s determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding, conclusive and nonappealable. The fees and expenses of the Neutral Auditor shall be allocated between Buyer and Seller so that Seller’s share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses of such Neutral Auditor, and where (ii) is a fraction, the numerator of which is the amount on the Closing Statement in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to the Neutral Auditor arbitration. The balance of any such fees and expenses shall be paid by Buyer. The term “Final Closing Statement,” means the definitive Closing Statement deemed accepted by Seller or agreed to by Buyer and Seller in accordance with Section 1.7(b) or the definitive Closing Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.7(c) (in addition to those items theretofore accepted by Seller or agreed to by Buyer and Seller).
     (d) Within five (5) business days of the determination of the Final Closing Statement:
     (i) if the Inventory Value on the Final Closing Statement is less than the Closing Inventory Payment, the Seller shall pay to Buyer an amount equal to such difference, by wire transfer of immediately available federal funds to an account designated by Buyer; or
     (ii) if the Inventory Value on the Final Closing Statement is greater than the Closing Inventory Payment, Buyer shall pay to Seller an amount equal to such difference, by wire transfer of immediately available federal funds to an account designated by Seller.
     Section 1.8 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the purchase and sale of the Assets and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Buchalter Nemer, 1000 Wilshire Boulevard, Suite 1500, Los Angeles, California 90017 on April 15, 2008 subject to the satisfaction or waiver of the conditions set forth in Article 6 or such other time and date that is agreed to in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).
     Section 1.9 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
     (a) one or more assignments and bills of sale for the Assets, in a form reasonably satisfactory to Buyer;
     (b) instruments of assignment with respect to the Intellectual Property included in the Assets;
     (c) a lease assignment with respect to the Los Angeles Lease, in a form reasonably satisfactory to Buyer, Seller and the landlord under such Los Angeles Lease;
     (d) copies of all necessary consents and approvals of governmental bodies, lenders of the Seller, lessors and other third parties listed on Section 6.1(d) of the Seller Disclosure; and
     (e) the certificates required to be delivered pursuant to Sections 6.2(a) and 6.2(b).
     Section 1.10 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
     (a) the Closing Payment;
     (b) an assumption agreement with respect to the Assumed Liabilities, in a form reasonably satisfactory to Seller;

     (c) a lease assumption with respect to the Los Angeles Lease, in a form reasonably satisfactory to Buyer, Seller and the landlord under such Los Angeles Lease;
     (d) the certificates required to be delivered pursuant to Sections 6.1(a) and 6.1(b); and
     (e) copy of the Rosenthal Standby Letter of Credit.
     Section 1.11 Consents.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Asset or any benefit arising under or resulting from such Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Business Contract concerning such Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Buyer under such Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such consent being obtained; it being understood that no adjustment to the Purchase Price shall be made as a result of the failure to transfer or assign any such Asset.
     (b) To the extent any Asset may not be sold, assigned, transferred, conveyed or delivered to Buyer by reason of the absence of any such consent (“Restricted Assets”), Buyer and Seller, to the extent not prohibited by Law, shall take such action so that the performance obligations of Seller thereunder shall be deemed to be subleased or subcontracted to Buyer, or cause to be taken such other actions in order to place Buyer, insofar as reasonably possible, in the same position as if such Restricted Asset had been transferred as contemplated hereby and so that all the benefits and burdens (including all obligations thereunder) relating to such Restricted Asset, including possession, use, risk of loss, potential for gain, control and command over such Restricted Asset, are to inure from and after the Closing to Buyer. Buyer shall use its reasonable best efforts to assist Seller in obtaining any necessary approvals to such subleases, subcontracts or such other actions. As soon as a consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Asset is obtained, the applicable Restricted Asset shall be deemed to have been automatically and without further action transferred to Buyer in accordance with the terms of this Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
     The Selling Parties jointly and severally represent and warrant to Buyer that:
     Section 2.1 Corporate Organization; Subsidiaries. Seller (a) is validly existing and in good standing under the laws of its jurisdiction of formation or organization; (b) has full power and authority to carry on the Businesses as it is now being conducted by it and to own the properties and assets used in the Business it now owns; and (c) is duly qualified or licensed to do business as a foreign Person in good standing in all the jurisdictions in which such qualification or licensing is required, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.
     Section 2.2 Authorization. Each Selling Party has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Selling Party of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or securityholder actions on the part of such Selling Party are necessary to authorize the execution and delivery by such Selling Party of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Selling Party, and (assuming due and valid authorization, execution and delivery hereof by the other parties to this Agreement) is a valid and binding obligation of such Selling Party enforceable against such Selling Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.
     Section 2.3 Consents and Approvals; No Violation. Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by such Selling Party nor the consummation by such Selling Party of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of such Selling Party; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the Assets under, any of the terms, conditions or provisions of any Business Contract or the Los Angeles Lease; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter (“Law”) applicable to such Selling Party or any of their properties or assets except for violations which would not have a Material Adverse Effect or (iv) require on the part of such Selling Party any material filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Authority”) or, to the knowledge of Seller, any other Person, except, in each case, such filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain or make would not have a Material Adverse Effect.
     Section 2.4 Leased Real Property. The lease with respect to Seller’s Los Angeles facility located at 1013 S. Los Angeles Street, 10th Floor, Los Angeles, California 90015 (the “Los Angeles Lease”) is legal, valid, binding, enforceable, and, to the knowledge of Seller, is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of Seller, (i) neither Seller nor any other party is in default, violation or breach in any material respect under the Los Angeles Lease, and (ii) no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach either by a Seller, or any other party, in any material respect under the Los Angeles Lease.
     Section 2.5 Intellectual Property. Seller either owns, or is licensed to use, all Intellectual Property used or held for use in connection with the operation of the Business (the

“Business Intellectual Property”). Section 2.5(a) of the Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Business Intellectual Property that are registered, or for which an application for registration is pending, in the name of Seller that is owned by Seller (whether solely or jointly with another Person). Section 2.5(b) of the Seller Disclosure Schedule lists each Business Contract in which any Business Intellectual Property is licensed to or from any third party (except for agreements for the use of commercially available, off-the-shelf software). There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Business Intellectual Property owned by Seller. Except as set forth on Section 2.5(c) of the Seller Disclosure Schedule, to the knowledge of Seller, the conduct of the Business and the Business Intellectual Property owned by Seller does not infringe on any Intellectual Property or other proprietary rights of any Person.
     Section 2.6 Business Contracts. Each Business Contract is a legal, valid and binding obligation of the applicable Seller and, to the knowledge of Seller, the other parties thereto enforceable against the Seller, and to the knowledge of Seller, such other parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of Seller, neither Seller nor any other party to such Business Contract is in default, violation or breach in any material respect under any Business Contract, and to Seller’s knowledge, no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a material default, violation or breach in any respect under any Business Contract.
     Section 2.7 Assets. Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller owns all of the Assets free and clear of all Liens, except Permitted Liens.
     Section 2.8 Benefit Plans; ERISA.
     (a) For purposes of this Agreement, “Benefit Plan” shall mean each deferred compensation plan, each incentive compensation or equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a Seller.
     (b) No Benefit Plan is or ever has been subject to Title IV or Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by Seller that has not been satisfied in full, and no condition exists that presents a material risk to Seller incurring any such liability.
     (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

     (d) No event has occurred and no condition exists that would subject Seller by reason of its affiliation with any or by any trade or business, whether or not incorporated, that together with a Seller would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code to any material liability imposed by ERISA, the Code or other applicable Laws.
     Section 2.9 Litigation. Except as set forth on Section 2.9 of the Seller Disclosure Schedule, there is no action, claim, suit, inquiry, judicial or administrative proceeding, audit or investigation by or before any Governmental Authority or arbitral body pending or to Seller’s knowledge, threatened against or involving the Assets.
     Section 2.10 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, NEITHER SELLER NOR HAMPSHIRE MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING SELLER, HAMPSHIRE, THE BUSINESS OR ANY OF ITS RESPECTIVE ASSETS, LIABILITIES, OPERATIONS OR PRACTICES OR THE CONDUCT OF ANY EMPLOYEES OR CONTRACTORS OF SELLER. EACH OF SELLER AND HAMPSHIRE EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS REPRESENTATIVES (INCLUDING MICHAEL H. THALER AND DEBORAH FORD) OF ANY DOCUMENTATION OR OTHER INFORMATION.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to the Selling Parties that:
     Section 3.1 Corporate Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of California. Buyer has delivered to Seller all documents requested by Seller relating to the existence of Buyer, the authority of Buyer to enter into this Agreement and in furtherance of the transactions contemplated by this Agreement, including any financing documents.
     Section 3.2 Authorization. Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due and valid authorization, execution and delivery hereof by the Selling Parties) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by the availability of equitable remedies.

     Section 3.3 No Violation; Consents. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of formation or the operating agreement of Buyer; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer is a party or by which it or any of its properties or assets may be bound; (iii) violate any Law applicable to Buyer or any of its properties or assets or (iv) require on the part of Buyer any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except in the case of clause (ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would prevent Buyer from consummating the transactions contemplated by this Agreement.
     Section 3.4 Financial Capacity. Buyer has sufficient cash on hand or financing to consummate the transactions contemplated by this Agreement and to pay all fees and expenses of Buyer related to the transactions contemplated by this Agreement.
     Section 3.5 Brokers. Buyer is not a party to any agreement with any finder, broker or consultant, or in any way obligated to any finder, broker or consultant for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.
ARTICLE 4
COVENANTS
     Section 4.1 Taxes; Post-Closing Access.
     (a) All sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer.
     (b) All real estate Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

     (c) After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including access to books and records) and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the defense of any Tax or other claim or assessment relating to the Assets or, in the case of Seller, for any lawful purpose relating to the conduct of the Business prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.
     (d) Each party hereto hereby waives compliance by each Seller and Buyer with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or political subdivision.
     Section 4.2 Employees.
     (a) Prior to the Closing, Buyer shall not be prohibited from soliciting any of Seller’s employees and the Selling Parties shall reasonably cooperate with the Buyer in connection with any employment offers contemplated under this Section 4.2.
     (b) Prior to the Closing, the Buyer shall offer employment to all the LA Employees and to the SF Employees listed on Section 4.2(b) of the Seller Disclosure Schedule on terms (including salary) substantially similar to currently offered terms to such employees by Seller. LA Employees and SF Employees receiving offers of employment from the Buyer and who accept such employment offer are hereinafter referred to as “Transferred Employees”.
     (c) For each SF Employee (other than any SF Employee who is a Transferred Employee as of immediately following the Closing) who performs services for Buyer (whether as an employee, consultant, independent contractor or otherwise) at any time during the Outside Period (each such employee being, a “Rehired Employee”), Buyer shall promptly pay Seller an amount equal to any and all of the following amounts paid or payable (including any amounts withheld or to be withheld by the Selling Parties pursuant to applicable tax law) by the Selling Parties to such Rehired Employee in connection with the termination of such Rehired Employee’s employment from Seller: (i) 50% of any severance payments, (ii) 50% of any payments in respect of accrued but unused vacation, sick days, or other paid time off, and (iii) any amounts paid or payable (including any amounts withheld or to be withheld by the Selling Parties pursuant to applicable tax law) by the Selling Parties to, or for the benefit of, such Rehired Employee (including the cost of any benefits provided to such Rehired Employee) relating to the Worker Adjustment and Retraining Notification Act (the “WARN Act”), including, without limitation, all amounts paid in lieu of providing notice under the WARN Act and all amounts paid or payable pursuant to any such notice. If more than 4 Rehired Employees perform services for the Buyer at any time during the Outside Period, Buyer shall promptly pay Seller an amount equal to the aggregate amounts paid or payable (including any amounts withheld or to be withheld by the Selling Parties pursuant to applicable tax law) by the Selling Parties (including the cost of providing benefits to such SF Employees) to, or for the benefit of, any and all SF Employees (other than any Transferred Employee or any SF Employee who became a Rehired Employee prior to such time), relating to the WARN Act, including, without limitation, all amounts paid in lieu of providing notice under the WARN Act and all amounts paid or payable pursuant to any such notice. For purposes of this Agreement, “Outside Period” shall mean the period between the date that is 60 days after the Closing Date and the eighteen month anniversary of the Closing Date.
     Section 4.3 Publicity. Except as may be required by Law, no public announcements relating to the Agreement or the transaction shall be made without the prior consent of the other party. Buyer acknowledges that the Selling Parties will issue a press release relating to the transactions contemplated by this Agreement and will file a Form 8-K with the United States Securities and Exchange Commission which will include a copy of this Agreement, provided, that Buyer will have an opportunity to review and comment on the Form 8-K and press release prior thereto.
     Section 4.4 Information and Access. Prior to the Closing, Seller shall permit representatives of Buyer to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. Buyer shall and shall cause each of its representatives to treat and hold as confidential such information.
     Section 4.5 Confidentiality. The Selling Parties agree that, from and after the Closing, except as otherwise consented to in writing by Buyer or to comply with this Agreement or applicable Laws, (i) they will not directly or indirectly disclose or use in a manner adverse to Buyer or the Business, any confidential information related to the Business or the Assets, and (ii) if any of the Selling Parties receive a request to disclose all or any part of such confidential information in connection with a legal proceeding, such party will (A) promptly notify Buyer of the existence, terms and circumstances surrounding such request, to the extent permitted by Law, (B) if requested by Buyer, seek a protective order with respect to the disclosure of such confidential information at the expense of Buyer, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their reasonable best efforts, if requested by Buyer, to obtain an order or other reliable assurance that confidential treatment will be accorded to such confidential information required to be disclosed, at the reasonable expense of Buyer.
     Section 4.6 Further Assurances. After the Closing, the Selling Parties shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (or in the case of the Los Angeles Lease, valid leasehold interests), including assistance in the collection or reduction to possession of any such Assets.
     Section 4.7 Change of Name. On the Closing Date, Seller shall amend its organizational documents so as to delete therefrom the words “Shane Hunter” or “Aqua Blues” as applicable and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. Seller further agrees that, from and after the Closing, Seller will not adopt any name that is confusingly similar to “Shane Hunter” or “Aqua Blues.”
     Section 4.8 Discharge of Excluded Liabilities; Post-Closing Operations of Seller. From and after the Closing, Hampshire shall cause Seller to pay and discharge, when due, the Excluded Liabilities.
     Section 4.9 San Francisco Facility. Buyer shall be entitled to reasonable regular access, subject to the terms and conditions of Seller’s lease for such facility, the premises of Seller’s facility located in San Francisco, California, and use Seller’s fixed assets and property located therein for a transitional period of up to 90 days following the Closing. The first 60 days of such transitional period shall be at no cost for the Buyer, and for the last 30 days of such transitional period, to the extent used, Buyer shall pay half of all rent and utilities paid by Seller for the use such facility promptly following receipt from Seller of an invoice with respect thereto.
     Section 4.10 Non-Competition.
     (a) Each Selling Party covenants that, commencing on the Closing Date and ending on the first anniversary of the Closing Date, such Selling Party shall not, and shall cause its respective direct and indirect subsidiaries not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest exceeding 10% of the equity interest in, a business located anywhere in the world which is engaged, either directly or indirectly, in the business of sales of merchandise of the type engaged in by Seller prior to the Closing to Target Corporation.
     (b) Each Selling Party covenants that, commencing on the Closing Date and ending on the second anniversary of the Closing Date, it will not solicit the employment of or hire any person who at the time of such solicitation or hiring is employed by Buyer on a full or part-time basis, provided, however, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted to employees of the Buyer shall not constitute solicitation for purposes of this Section 4.10(b).
     (c) Each Selling Party acknowledges that the restrictions contained in this Section 4.10 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each Selling Party acknowledges that any violation of this Section 4.10 will result in irreparable injury to the other party and agrees that the other party shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the other party may be entitled. Without limiting the generality of the foregoing, but subject to the last sentence of Section 4.10, all periods of time set forth in 4.10(a) and 4.10(b) above shall be extended for an additional period equal to any period during which a Selling Party is in breach of its obligations under this Section 4.10.

     (d) In the event that any covenant contained in this Section 4.10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 4.10 and each provision thereof is severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     Section 4.11 Letters of Credit. Prior to the Closing, Buyer shall cause Rosenthal & Rosenthal or one of its affiliates to issue a standby letter of credit in the name of HSBC Bank USA, National Association in the amount of $577,507.24 (the “Rosenthal Standby Letter of Credit”) with respect to the those letters of credit issued under Seller’s senior credit agreement set forth on Section 4.11 of the Seller Disclosure Schedule (the “Outstanding Letters of Credit”) with terms reasonably acceptable to HSBC Bank USA, National Association and Seller. Seller shall not waive any discrepancy between the documents presented for payment by the beneficiaries of the Outstanding Letters of Credit and the Outstanding Letters of Credit without the prior written approval of Buyer, which approval shall not be unreasonably withheld. In addition, promptly following the Closing, Buyer shall replace the Outstanding Letters of Credit with comparable letters of credit that are acceptable to the beneficiary of such Outstanding Letters of Credit and to obtain a full and unconditional release of Seller and its affiliates from all liability under such Outstanding Letters of Credit.
     Section 4.12 “As Is” Condition. Subject to the representations and warranties of the Selling Parties set forth in Article 2 with respect to the Assets, Buyer agrees that it shall accept all Assets in an “As Is” “Where Is” condition at the Closing. Seller makes no warranty with respect to the resale value, condition or use of the Assets, whether expressed or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.
     Section 4.13 Computer Access. For a period of up to 60 days following the Closing, the Buyer shall be entitled to access, via any of the computers located in either the Seller’s San Francisco facility or the Seller’s Los Angeles facility covered by the Los Angeles Lease on the Closing Date, all software and data then accessible through those computers; it being understood that such all software other than the ERP is an Excluded Asset. Notwithstanding the foregoing, the Buyer shall not be entitled to use Seller’s MAS 90 accounting software, provided, however, Seller shall permit the Buyer read only access to the data contained therein related to the Assets for a period of up to 60 days following the Closing.
     Section 4.14 Administration of Accounts and Related Matters.
     (a) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Seller or any affiliate thereof in connection with or arising out of the Assets or the Assumed Liabilities after the Closing Date, or any inventory that is part of the Assets that is returned to Seller or any affiliate thereof, shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment, reimbursement or inventory such Person shall pay over to Buyer the amount of such payment or reimbursement or deliver to Buyer such inventory without right of set off.
     (b) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any affiliate thereof in connection with or arising out of the Excluded Assets or Excluded Liabilities after the Closing Date shall be held by such Person in trust for the benefit of Seller and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over Seller the amount of such payment or reimbursement without right of set off.
ARTICLE 5
SURVIVAL AND INDEMNIFICATION
     Section 5.1 Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending twelve months from the Closing Date, except that: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 2.8, 3.1 and 3.2 shall survive until the applicable statute of limitations has run plus 30 days; and (c) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.3(a) hereof. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.
     Section 5.2 Indemnification.
     (a) Subject to the limits set forth in this Article 5, the Selling Parties agree to jointly and severally indemnify, defend and hold Buyer, its officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all actual losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, Liabilities, judgments, expenses of investigation and reasonable fees and disbursements of counsel) (collectively, “Losses”), that they may incur arising out of or due to (i) the breach of any representation or warranty of any of the Selling Parties contained in this Agreement, (ii) the breach by any of the Selling Parties of any covenant, undertaking or other agreement of any of the Selling Parties contained in this Agreement, (iii) the Excluded Liabilities and (iv) enforcing the indemnification rights of Buyer pursuant to this Article 5.
     (b) Subject to the limits set forth in this Article 5, Buyer agrees to indemnify, defend and hold the Selling Parties and their respective officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) the breach of any representation or warranty of Buyer contained in this Agreement, (ii) the breach by Buyer of any covenant, undertaking or other agreement of Buyer contained in this Agreement, (iii) the Assumed Liabilities, (iv) the actions of Buyer, its employees or its representatives with respect to the occupancy and the use of Seller’s San

Francisco facility by Buyer pursuant to Section 4.9, (v) the Outstanding Letters of Credit and (vi) enforcing the indemnification rights of the Selling Parties pursuant to this Article 5.
     (c) Neither the Selling Parties nor Buyer shall have any liability with respect to matters described in Sections 5.2(a) or 5.2(b), respectively, for Losses (other than in the case of fraud) until the total of all Losses exceeds $25,000 and then the full amount of such Losses shall be subject to indemnification hereunder. The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than in the case of fraud) relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 5. In no event shall a party be entitled to recover any consequential or punitive damages of any kind under this Agreement. For the purposes of computing the amount of any Losses incurred under this Article 5 there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payment or reimbursements actually received in the respect of such Losses or any of the circumstances giving rise thereto, other than pursuant to this Agreement. The indemnification obligations of the Selling Parties under Sections 5.2(a)(i) and 5.2(a)(ii) and the indemnification obligations of Buyer under Section 5.2(b)(i) and 5.2(b)(ii) shall survive the Closing Date for only the periods specified in Section 5.1 and no claim for the recovery of Losses may be asserted by either the Selling Parties or Buyer after such periods specified in Section 5.1. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
     Section 5.3 Claims for Indemnification.
     (a) The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought (“Indemnifying Party”) of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.
     (b) With respect to claims made by third parties, the Indemnifying Party, upon acknowledgement of its obligations under the terms of the indemnity hereunder in connection with such third party claim, shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted claim. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted claim, but shall not be entitled to settle or compromise such asserted claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the reasonable legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party and (C) the Indemnifying Party shall not be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim without the consent of the Indemnifying Party.
     Section 5.4 Guaranty. Oganes Sudzhyan hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, the obligation of Buyer with respect to the punctual payment of the Purchase Price in accordance with the terms of this Agreement. This is a guaranty of payment and performance, and not of collection.
ARTICLE 6
CONDITIONS TO CLOSING
     Section 6.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:
     (a) the representations and warranties of Buyer contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality (or any variation of such term) contained in any particular representation or warranty, on and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date, except to the extent that any such breach together with all other such breaches does not materially impair Buyer’s ability to perform its obligations hereunder. Buyer shall have delivered to Seller a certificate of its Manger, dated the Closing Date, to the foregoing effect;
     (b) Buyer shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate of its Manager, dated the Closing Date, to the foregoing effect;
     (c) no Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the Assets by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the sale of the Assets by Seller to Buyer or any of the other transactions contemplated by this Agreement;
     (d) the consents, authorizations, approvals and waivers set on Section 6.1(d) of the Seller Disclosure Schedule shall have been obtained; and
     (e) the Rosenthal Standby Letter of Credit shall be in full force and effect and Buyer shall have delivered such Rosenthal Standby Letter of Credit to HSBC Bank USA, N.A.
     Section 6.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing Date:
     (a) the representations and warranties of Seller and Hampshire contained in this Agreement shall be true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such breach together with all other such breaches does not, or could not reasonably be expected to constitute a Material Adverse Effect. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated the Closing Date, to the foregoing effect;
     (b) Seller shall have performed and complied in all material respects with all covenants to be performed or complied with by it on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate of its President, a Vice President or Secretary, dated the Closing Date, to the foregoing effect; and
     (c) no Law shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of making the sale of the Assets by Seller to Buyer or any of the other transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the sale of the Assets by Seller to Buyer or any of the other transactions contemplated by this Agreement.
ARTICLE 7
TERMINATION
     Section 7.1 Termination. This Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:
     (a) by mutual written consent of Buyer, Seller and Hampshire;
     (b) by Buyer, Seller or Hampshire (if such terminating party is not then in default of any of its obligation hereunder), by written notice to the other parties, if the Closing shall not have occurred on or before April 16, 2008;

     Section 7.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 4.4, 7.2 and 8.2, and except that nothing in this Section 7.2 shall relieve any party hereto of any liability for breach of this Agreement prior to such termination.
ARTICLE 8
MISCELLANEOUS
     Section 8.1 Amendment, Extension and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 8.2 Expenses. Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.
     Section 8.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Seller Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     Section 8.4 Headings. The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.5 Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, overnight air courier or facsimile transmission to the parties at the addresses set forth below.
If to any of the Selling Parties:
Hampshire Group, Limited
114 West 41st Street
8th Floor
New York, NY 10036
Attn:     Heath L. Golden
Fax:       (212) 512-0388

With a copy (which shall not constitute notice)
given in the manner prescribed above, to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:     Steven J. Gartner, Esq.
Fax:       (212) 728-8111
If to Buyer:
Shane Hunter, LLC
1624 East 16th Street
Los Angeles, CA 90021
Attn:     Manager
Fax:       (213) 277-9496
With a copy (which shall not constitute notice)
given in the manner prescribed above, to:
Buchalter Nemer, A Professional Corporation
Suite 1500
1000 Wilshire Boulevard
Los Angeles, CA 90017
Attn:     Jeremy Weitz, Esq.
Fax:       (215) 630-5651
Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by facsimile, or (ii) on the second (2nd) business day after dispatch, if sent by overnight air courier.
     Section 8.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties.
     Section 8.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 8.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof.
     Section 8.9 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.
     Section 8.10 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York, and to the jurisdiction of any other competent court of the State of New York located in the County of New York (collectively, the “New York Courts”), preserving, however, in each case, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in the New York Courts. If the aforementioned court does not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of New York preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each party hereby waives, to the fullest extent it may legally and effectively do so (i) any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any related matter in any New York Court, as applicable, and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any New York Court, as applicable. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the New York Courts, as applicable, in any other court or jurisdiction.
     Section 8.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.5. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER

IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 8.13 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any New York Court, in addition to any other remedy to which it may be entitled, at law or in equity.
     Section 8.14 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
ARTICLE 9
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “Code” means the Internal Revenue Code of 1986, as amended.
     “GAAP” means generally accepted accounting principles, as in effect in the United States.
     “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, patterns, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.
     “Liabilities” means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including attorneys, accountants or other fees) including any liability for Taxes.
     “Liens” means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, restrictions, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.
     “Material Adverse Effect” means any event, change, development, effect or occurrence that has a material adverse effect on (i) the business, customers, operations, properties, condition (financial or otherwise), assets or Liabilities of Seller or the Business, or (ii) the ability of any of the Selling Parties to consummate the transactions contemplated by this Agreement.
     “Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable, or if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business that are not, individually or in the aggregate, material or if the underlying obligations are not past due; (c) with respect to real property only, survey exceptions, Liens, and all matters of record (including, but not limited to, easements, rights of way, zoning and building codes and ordinances) that do not, individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property; or (d) Liens set forth on Section 9.1 of the Seller Disclosure Schedule.
     “Person” means any corporation, individual, joint stock company, joint venture, partnership, limited liability company, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.
     “Seller’s knowledge” or “knowledge of Seller” means the actual knowledge of Michael S. Culang, Jonathan Norwood and Heath L. Golden.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, escheat and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.
     “Tax Return” means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officer of each of the Seller, Hampshire and Buyer as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED
By:	/s/ Heath L. Golden
	Name:	Heath L. Golden
	Title:	Vice President, General Counsel and Secretary

SHANE HUNTER, INC.
By:	/s/ Heath L. Golden
	Name:	Heath L. Golden
	Title:	Secretary

SHANE HUNTER, LLC
By:	/s/ Oganes Sudzhyan
	Name:	Oganes Sudzhyan
	Title:	Manager

     The undersigned joins as a party to the foregoing Agreement for the purposes provided in Section 5.4 of the Agreement.

/s/ OGANES SUDZHYAN
OGANES SUDZHYAN